C/Funds Group, Inc.

C/Fund
C/Growth Stock Fund

2006 Annual Report

Table of Contents

Letter to Shareholders*
Performance Summary*
Fund Expenses*
Portfolio Holdings*
Schedules of Investments*
Audited Financial Statements*
Financial Highlights*
Notes to Financial Statements*
Management Information*
Proxy Voting*
Approval of Investment Advisory Agreement*
Report of Independent Registered Public Accounting Firm*

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LETTER TO SHAREHOLDERS

In 2006, the Dow Jones Industrial Average made new records and that trend continued into 2007 with the DJIA setting the current record of 12,845 on February 20, 2007. Therefore the performance for 2006 on a total return basis is impressive with the DJIA moving up +19.05%, the S&P 500 posting +15.79%, and the NASDAQ Composite increasing +9.52%.

I am pleased to report that the C/Fund series recorded a +14.78% total return for 2006, while the C/Growth Stock fund series posted a +10.45% total return. It is worth noting that after the negative returns in the early 2000's, 2006 marks the fourth straight year of positive returns as measured by the major indices. To provide some perspective on the market, we post here the performance of our funds compared to the market for the last five years. The ending dollar column shows how a hypothetical investor would have fared if he or she had invested $10,000 in each investment on the first day of the 5 year period and kept that investment for the full 5 year period.

	2002	2003	2004	2005	2006	Value of $10,000
C/Fund	0.12%	19.39%	2.91%	0.26%	14.78%	$14,156
C/Growth Stock Fund	(24.75%)	34.40%	16.22%	14.56%	10.45%	$14,873
Dow-Jones Industrial Average	(15.01%)	28.28%	5.31%	1.72%	19.05%	$13,904
S&P 500 Index	(22.10%)	28.69%	10.88%	4.91%	15.79%	$13,503
NASDAQ Composite	(31.50%)	50.10%	8.59%	1.37%	9.52%	$12,395

It is our opinion, in fact, that the current environment for equities continues to improve and is the investment of choice for most long-term investors. It is worth reminding investors that now would be a good time to re-evaluate the allocation of their investments to make sure they are properly invested for their circumstances and specific goals. Do not chase the returns after the fact, but instead look to the future and decide on the correct allocation for you and your money.

On behalf of our Board of Directors, staff, and family, I would like to thank you as shareholders for your continued confidence and patience as we strive to provide you with quality risk-adjusted investment management results.

Sincerely,

/s/ RG "Kelly" Caldwell, Jr.
President

February 27, 2007

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C/Fund

Illustration of a $10,000 Investment Before Taxes

C/Growth Stock Fund

Illustration of a $10,000 Investment Before Taxes

Performance Summary

As of December 31, 2006

Fund	Period	Before Taxes	After Taxes on Distributions	After Taxes on Distributions and Sale of Fund Shares
C/Fund (Inception 03/85)	1 Year	14.78%	14.71%	10.70%
	5 Years	7.20%	6.96%	4.91%
	10 Years	5.64%	4.38%	4.94%
C/Growth Stock Fund (Inception 07/92)	1 Year	10.45%	7.95%	8.10%
	5 Years	8.27%	6.70%	6.29%
	10 Years	9.26%	7.30%	7.84%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state or local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. Remember that the Fund's past performance (before and after taxes) is not necessarily an indication of how it will perform in the future.

Fund Expenses

All mutual funds have operating expenses. As a fund shareholder, you incur these ongoing expenses, which include costs for portfolio management, administrative services, and shareholder reports (like this one), among others. Operating expenses, which are deducted from a fund's gross income, directly reduce the investment return of the fund.

A fund's expenses are expressed as a percentage of its average net assets known as the expense ratio. The following examples are intended to help you to understand the ongoing costs (in dollars) of investing in a fund and to compare these costs with those of other mutual funds.

The examples in the following table are based on an investment of $1,000 made at the beginning of the period shown and held for the entire period. They illustrate your fund's costs in two ways:

  Based on actual fund return. This example is intended to help you estimate the actual expenses you paid over the period. The "Ending Account Value" is derived from the fund's actual return, and the "Expenses Paid During the Period" shows the dollar amount of expenses. You can use this information, together with the amount you actually invested, to estimate the expenses that you paid over the period. To do so, simply divide your account value by $1,000. For example, if your account value is $8,600, divide that amount by $1,000, and then multiply the result-8.6-by the dollar amount for your fund under the heading "Expenses Paid During Period."

  Based on a hypothetical 5% return. This example is intended to help you compare your fund's costs with those of other mutual funds. It uses the actual expense ratio for your fund, but it assumes a yearly return of 5% before expenses. Because the return used is not the fund's actual return, the results do not apply to your investment. However, the example is useful in making comparisons because the Securities and Exchange Commission requires all mutual funds to calculate expenses based on a 5% return for this purpose.

Expense Examples

Fund	Example Type	Beginning Account Value 07/01/06	Ending Account Value 12/31/06	Expenses Paid During Period* 07/01/06-12/31/06
C/Fund	Actual	$1,000.00	$1,064.25	$10.38
	Hypothetical (5% return before expenses)	$1,000.00	$1,015.08	$10.13
C/Growth Stock Fund	Actual	$1,000.00	$1,042.48	$10.27
	Hypothetical (5% return before expenses)	$1,000.00	$1,015.08	$10.13

*Expenses are equal to each fund's annualized expense ratio, multiplied by the average account value over the period, multiplied by 184/366 to reflect a one-half-year period. Expense ratios for the funds are: C/Fund, 2.00%; C/Growth Stock Fund, 2.00%. For actual returns for each fund, refer to the "Performance Summary" above.

Portfolio Holdings

C/Funds Group, Inc. discloses a complete schedule of the portfolio holdings in each of its funds on a quarterly basis during its fiscal year beginning January 1 and ending December 31. The Company publishes second quarter listings in its Semiannual Report dated June 30, and fourth quarter listings in its Annual Report dated December 31. For the first and third quarters, the Company files complete listings with the Securities and Exchange Commission on Form N-Q. You may view the Form N-Q filings on the Commission's web site at http://www.sec.gov and at the Commission's Public Reference Room in Washington, DC. You can obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. You may also obtain a free copy directly from the Company by calling 800-338-9477.

Schedules of investments (portfolio holdings) for each fund as of December 31 follow.

Schedule of Investments: C/Fund

December 31, 2006

INVESTMENTS BY STANDARD INDUSTRY CODE MAJOR GROUP
PLUS GOVERNMENT SECURITIES AND PREFERRED STOCKS

COMMON STOCKS: 94.1%
Holding	Shares	Value

Aircraft & Parts: 9.2%		$373,540
Boeing Co.	1,900	168,796
Honeywell International, Inc.	1,900	85,956
United Technologies Corp.	1,900	118,788

Beverages: 2.3%		91,675
Coca-Cola Co.	1,900	91,675

Cigarettes: 4.0%		163,058
Altria Group, Inc.	1,900	163,058

Combination Utility Services: 1.0%		40,522
WPS Resources Corp.	750	40,522

Commercial Banks: 6.2%		250,990
Bank of America Corp.	1,000	53,390
Citigroup, Inc.	1,900	105,830
J. P. Morgan Chase & Co.	1,900	91,770

Computer & Data Processing Services: 6.1%		244,305
IBM Corp.	1,900	184,585
Microsoft Corp.	2,000	59,720

Schedule of Investments: C/Fund

December 31, 2006

COMMON STOCKS (Continued)
Holding	Shares	Value

Computer & Office Equipment: 1.9%		$78,261
Hewlett Packard Co.	1,900	78,261

Construction & Related Machinery: 2.9%		116,527
Caterpillar	1,900	116,527

Drugs: 4.8%		194,938
Johnson & Johnson	1,900	125,438
Merck & Co., Inc.	1,000	43,600
Pfizer, Inc.	1,000	25,900

Eating & Drinking Places: 2.1%		84,227
McDonald's Restaurants	1,900	84,227

Electric Services: 1.3%		54,420
FPL Group, Inc.	1,000	54,420

Electronic Components & Accessories: 1.0%		38,475
Intel Corp	1,900	38,475

Fats & Oils: 1.2%		47,940
Archer Daniels Midland Co.	1,500	47,940

Gas Production & Distribution: 0.8%		33,427
Peoples Energy Corp.	750	33,427

Life Insurance: 3.4%		136,154
American International Group	1,900	136,154

Lumber & Other Building Materials: 3.4%		138,604
Home Depot, Inc.	1,900	76,304
Lowe's Co.	2,000	62,300

Lumber & Wood Products: 1.0%		39,850
Plum Creek Timber Co.	1,000	39,850

Medical Service & Health Insurance: 8.2%		329,970
Berkshire Hathaway, Inc. Delaware *	3	329,970

Metal Mining: 1.5%		59,625
BHP Billiton ADR	1,500	59,625

Miscellaneous Converted Paper Products: 3.9%		155,860
3M Company	2,000	155,860

Miscellaneous Fabricated Metal Products: 1.0%		38,440
Parker Hannifin Corp.	500	38,440

Motor Vehicles & Equipment: 1.4%		58,368
General Motors Corp.	1,900	58,368

Schedule of Investments: C/Fund

December 31, 2006

COMMON STOCKS (Continued)
Holding	Shares	Value

Motor Vehicles, Parts, & Supplies: 1.2%		$47,430
Genuine Parts Co.	1,000	47,430

Nonclassifiable Establishments: 1.8%		70,699
General Electric Co.	1,900	70,699

Nonferrous Rolling & Drawing: 1.4%		57,019
Alcoa, Inc.	1,900	57,019

Oil & Gas Field Services: 1.5%		63,160
Schlumberger Ltd.	1,000	63,160

Personal Credit Institutions: 2.9%		115,273
American Express Co.	1,900	115,273

Petroleum Refining: 3.6%		145,597
Exxon Mobil Corp.	1,900	145,597

Plastics Materials & Synthetics: 2.3%		92,549
E. I. Dupont de Nemours & Co.	1,900	92,549

Radio & Television Broadcasting: 1.6%		65,113
Walt Disney Co.	1,900	65,113

Research & Testing Services: 0.0%		8
Atmospheric Glow Technologies *	125	8

Savings Institutions: 0.6%		22,745
Washington Mutual	500	22,745

Soap, Cleaners, & Toilet Goods: 3.0%		122,113
Proctor & Gamble Co.	1,900	122,113

Telephone Communications, Except Radio: 3.4%		138,681
AT&T, Inc.	1,900	67,925
Verizon Communications, Inc.	1,900	70,756

Variety Stores: 2.2%		87,723
Wal-Mart Stores	1,900	87,723

Total Common Stocks (Identified Cost $2,990,196)		3,797,286

PREFERRED STOCKS: 1.6%
Holding	Shares	Value

Commercial Banks: 1.6%		63,750
Royal Bank Of Scotland PFD E	2,550	63,750

Total Preferred Stocks (Identified Cost $71,393)		63,750

Schedule of Investments: C/Fund

December 31, 2006

GOVERNMENTS -- FIXED: 1.2%
Holding	Par Value	Value

U. S. Treasury Securities: 1.2%		$49,977
U. S. Treasury Notes, 4.875%, Due 04/30/08	50,000	49,977

Total Governments--Fixed (Identified Cost $49,949)		49,977

TOTAL INVESTMENTS: 96.9% (Identified Cost $3,111,538)		3,911,013

Cash & Equivalents: 2.6% **		103,579
Other Assets & Liabilities, Net: 0.5%		21,414

NET ASSETS: 100.0%		$4,036,006

* Non-income producing security. ** Non-restricted collateralized interest-earning bank account deposit.

Schedule of Investments: C/Growth Stock Fund

December 31, 2006

INVESTMENTS IN COMMON STOCKS BY STANDARD INDUSTRY CODE MAJOR GROUP

20.0%
18.0%
16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
Business Services
Electronic & Other Electric Equipment
Primary Metal Industries
Real Estate
Industrial Machinery & Equipment
Oil & Gas Extraction
Insurance Carriers
Electric, Gas, & Sanitary Services
Miscellaneous Retail
Instruments & Related Products
Depository Institutions
Educational Services

COMMON STOCKS: 89.9%
Holding	Shares	Value

Blast Furnace & Basic Steel Products: 8.3%		$169,277
Ipsco, Inc.	825	77,443
Steel Dynamics	2,830	91,834

Communications Equipment: 3.2%		64,208
Teledyne Technologies, Inc. *	1,600	64,208

Computer & Data Processing Services: 16.3%		333,370
Alliance Data *	1,205	75,276
Hyperion Solutions, Corp. *	1,655	59,481
Infosys Technologies ADS	1,635	89,206
ValueClick, Inc. *	4,630	109,407

Computer & Office Equipment: 3.7%		75,294
Cisco Systems, Inc. *	2,755	75,294

Construction & Related Machinery: 4.6%		94,434
Oil States International, Inc. *	2,930	94,434

Schedule of Investments: C/Growth Stock Fund

December 31, 2006

COMMON STOCKS (Continued)
Holding	Shares	Value

Crude Petroleum & Natural Gas: 3.7%		$75,191
Ultra Petroleum Corp. *	1,575	75,191

Educational Services: 3.1%		63,715
ITT Educational Services, Inc. *	960	63,715

Electric Lighting & Wiring Equipment: 3.7%		76,157
Genlyte Group, Inc. *	975	76,157

Electronic Components & Accessories: 6.6%		135,597
Taiwan Semiconductor ADR	12,406	135,597

Fire, Marine, & Casualty Insurance: 4.5%		92,016
Philadelphia Consolidated Holding Corp. *	2,065	92,016

Iron & Steel Foundries: 4.4%		89,239
Precision Castparts Corp.	1,140	89,239

Medical Instruments & Supplies: 3.6%		73,428
C. R. Bard, Inc.	885	73,428

Miscellaneous Shopping Goods Stores: 3.6%		74,092
Staples, Inc.	2,775	74,092

Oil & Gas Field Services: 4.4%		89,245
RPC, Inc.	5,287	89,245

Real Estate: 5.6%		113,378
CB Richard Ellis Group, Inc. *	3,415	113,378

Real Estate Agents & Managers: 3.6%		74,197
Jones Lang Lasalle, Inc.	805	74,197

Sanitary Services: 3.7%		75,878
Stericycle, Inc. *	1,005	75,878

Savings Institutions: 3.3%		66,970
FirstFed Financial Corp. *	1,000	66,970

Total Common Stocks (Identified Cost $1,624,165)		1,835,686

TOTAL INVESTMENTS: 89.9% (Identified Cost $1,624,165)		1,835,686

Cash & Equivalents: 9.6% **		195,995
Other Assets & Liabilities, Net: 0.5%		10,069

NET ASSETS: 100.0%		$2,041,750

* Non-income producing security. ** Non-restricted collateralized interest-earning bank account deposit.

Audited Financial Statements

C/FUNDS GROUP, INC.
C/FUND AND C/GROWTH STOCK FUND
STATEMENTS OF ASSETS AND LIABILITIES
December 31, 2006

	C/Fund	C/Growth Stock Fund
Securities at Cost	$3,111,538	$1,624,165

ASSETS
Investment in Securities	$3,911,013	$1,835,686
Cash and Equivalents *	103,579	195,995
Receivables
Dividends and Interest	5,159	1,306
Receivable from Advisor	18,312	9,881
Total Assets	4,038,063	2,042,868

LIABILITES
Advisor Fee Payable	2,057	1,118
Total Liabilities	2,057	1,118

NET ASSETS	$4,036,006	$2,041,750

NET ASSETS CONSIST OF:
Paid in Capital	$3,376,888	$1,830,075
Accumulated Net Investment Income	256	111
Accumulated Net Realized (Loss) Gain on Investments	(140,613)	43
Net Unrealized Appreciation on Investments	799,475	211,521
Total Net Assets	$4,036,006	$2,041,750

CAPITAL SHARES OUTSTANDING (5,000,000 Shares Authorized at $0.001 Par Value)	225,399	169,436

NET ASSET VALUE PER SHARE	$17.91	$12.05

* Non-restricted collateralized interest-earning bank account deposit.

Audited Financial Statements

C/FUNDS GROUP, INC.
C/FUND AND C/GROWTH STOCK FUND
STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2006

	C/Fund	C/Growth Stock Fund
INVESTMENT INCOME
Dividends	$82,296	$5,882
Interest	8,565	12,992
Total investment income	90,861	18,874

OPERATING EXPENSES
Investment advisory fee	37,225	20,658
Professional fees	26,275	13,995
Administrative fees	3,753	2,247
Registration fees	1,976	1,134
Custodian fees	11,721	6,518
Directors fees	9,980	5,586
Printing	975	553
Miscellaneous	855	506
Total operating expenses	92,760	51,197
Less fees waived by advisor	(18,312)	(9,881)
Total operating expenses, net of reimbursements	74,448	41,316

NET INVESTMENT INCOME (LOSS)	16,413	(22,442)

REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS
Change in unrealized appreciation (depreciation) in investments	487,557	(93,154)
Net realized gain on investments	12,514	303,848
Total realized and unrealized gain from investments	500,071	210,694

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$516,484	$188,252

Audited Financial Statements

C/FUNDS GROUP, INC.
C/FUND AND C/GROWTH STOCK FUND
STATEMENTS OF CHANGES IN NET ASSETS
For the Year Ended December 31, 2006

	C/Fund	C/Growth Stock Fund
INCREASE IN NET ASSETS FROM OPERATIONS
Net investment income (loss)	$16,413	($22,442)
Net realized gain on investments	12,514	303,848
Change in unrealized appreciation (depreciation) in investments	487,557	(93,154)
Net increase in net assets resulting from operations	516,484	$188,252

DISTRIBUTIONS TO SHAREHOLDERS
Net Investment Income	(16,825)	(33,623)
Net realized long-term gain on investments	0	(248,361)
Total distributions to shareholders	(16,825)	(281,984)

CAPITAL SHARE TRANSACTIONS
Shares sold	290,528	450,689
Reinvested distributions	15,547	155,026
Shares redeemed	(479,131)	(177,696)
Total capital share transactions	(173,056)	428,019

NET INCREASE IN NET INVESTMENTS	$326,603	$334,287

NET ASSETS
Beginning of year	3,709,403	1,707,463
End of year	$4,036,006	$2,041,750

STATEMENTS OF CHANGES IN NET ASSETS
For the Year Ended December 31, 2005

	C/Fund	C/Growth Stock Fund
(DECREASE) INCREASE IN NET ASSETS FROM OPERATIONS
Net investment income (loss)	$16,152	($18,733)
Net realized gain on investments	399,715	289,011
Change in unrealized depreciation in investments	(417,024)	(43,436)
Net (decrease) increase in net assets resulting from operations	(1,157)	226,842

DISTRIBUTIONS TO SHAREHOLDERS
Net investment income	(16,724)	(45,071)
Net realized long-term gain on investments	0	(224,931)
Total distributions to shareholders	(16,724)	(270,002)

CAPITAL SHARE TRANSACTIONS
Shares sold	351,300	211,721
Reinvested distributions	15,465	147,100
Shares redeemed	(821,026)	(135,012)
Total capital share transactions	(454,261)	223,809

NET (DECREASE) INCREASE IN NET ASSETS	($472,142)	$180,649

NET ASSETS
Beginning of year	4,181,545	1,526,814
End of year	$3,709,403	$1,707,463

Financial Highlights

C/FUNDS GROUP, INC.
C/FUND AND C/GROWTH STOCK FUND
FINANCIAL HIGHLIGHTS (1)
For the Years Ended December 31, 2006, 2005, 2004, 2003, and 2002

C/Fund
	12/31/06	12/31/05	12/31/04	12/31/03	12/31/02
Per Share Operating Performance:
Net Asset Value, Beginning of Period	$15.67	$15.70	$15.32	$12.87	$13.19
Income (Loss) from Investment Operations:
Net Investment Income	.07	.06	.07	.06	.17
Net Realized and Unrealized Gain (Loss) on Investments	2.24	(.02)	.37	2.42	(.17)
Total Income from Investment Operations	2.31	.04	.44	2.48	.00
Distributions
Distributions from Net Investment Income	(.07)	(.07)	(.06)	(.03)	(.17)
Distributions from Net Realized Gains on Investments	.00	.00	.00	.00	.00
Distributions from Return of Capital	.00	.00	.00	.00	(.15)
Total Distributions	(.07)	(.07)	(.06)	(.03)	(.32)
Net Asset Value, End of Period	$17.91	$15.67	$15.70	$15.32	$12.87

Total Return Before Taxes:	14.78%	.26%	2.91%	19.40%	.12%

Ratios and Supplemental Data:
Net Assets, End of Period	$4,036,006	$3,709,403	$4,181,545	$4,131,630	$3,605,877
Operating Expenses to Average Net Assets Before Fee Waiver	2.49%	2.33%	2.59%	2.67%	2.97%
Operating Expenses to Average Net Assets After Fee Waiver	2.00%	2.00%	2.00%	2.00%	2.00%
Investment Income to Average Net Assets Before Expenses	2.44%	2.42%	2.44%	2.35%	3.28%
Investment Income to Average Net Assets After Expenses	.44%	.43%	.44%	.34%	1.28%
Portfolio Turnover Rate	9.44%	17.56%	14.38%	9.45%	81.76%
C/Growth Stock Fund
	12/31/06	12/31/05	12/31/04	12/31/03	12/31/02
Per Share Operating Performance:
Net Asset Value, Beginning of Period	$12.54	$12.84	$11.68	$9.04	$12.07
Income (Loss) from Investment Operations:
Net Investment Loss	(.14)	(.15)	(.17)	(.14)	(.11)
Net Realized and Unrealized Gain (Loss) on Investments	1.46	2.07	2.07	3.26	(2.88)
Total Income (Loss) from Investment Operations	1.32	1.92	1.90	3.12	(2.99)
Distributions
Distributions from Net Investment Income	(.22)	(.37)	.00	(.42)	.00
Distributions from Net Realized Gains on Investments	(1.59)	(1.85)	(.74)	(.06)	(.04)
Distributions from Return of Capital	.00	.00	.00	.00	(2) .00
Total Distributions	(1.81)	(2.22)	(.74)	(.48)	(.04)
Net Asset Value, End of Period	$12.05	$12.54	$12.84	$11.68	$9.04

Total Return Before Taxes:	10.45%	14.56%	16.22%	34.40%	(24.75%)

Ratios and Supplemental Data:
Net Assets, End of Period	2,041,750	$1,707,463	$1,526,814	$1,333,213	$995,094
Operating Expenses to Average Net Assets Before Fee Waiver	2.49%	2.33%	2.57%	2.64%	3.08%
Operating Expenses to Average Net Assets After Fee Waiver	2.00%	2.00%	2.00%	2.00%	2.00%
Investment Income to Average Net Assets Before Expenses	.92%	.86%	.60%	.59%	.99%
Investment Income to Average Net Assets After Expenses	(1.09%)	(1.14%)	(1.39%)	(1.41%)	(.99%)
Portfolio Turnover Rate	204.87%	146.24%	100.56%	152.96%	144.03%
  Selected data for a share of capital stock outstanding throughout the year.
  This amount per share is less than one penny (.01) and is therefore reported as zero (.00).

Notes to Financial Statements

C/FUNDS GROUP, INC.
C/FUND AND C/GROWTH STOCK FUND
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE A - ORGANIZATION

C/Funds Group, Inc. (the Company), is registered as an open-end diversified investment company under the Investment Company Act of 1940. Effective July 2, 1985, the Company's shares were registered under Section 8(a) of the Securities Act of 1933. Currently, the Company offers the following two funds:

FUNDS	PRIMARY INVESTMENTS
C/Fund	Stocks and Fixed Income Securities
C/Growth Stock Fund	Common Stocks or Equivalents

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies are in accordance with accounting policies generally accepted in the investment company industry.

  Security Valuation - Investments in securities traded on a national exchange are stated at the last known trade price on or after 4:00 p.m. New York time on the day of valuation; other securities traded in over-the-counter markets and listed securities for which no sale was reported on that date are stated at the last quoted bid price.
  Investment Income - Dividend income is recorded as of the ex-dividend date. Interest income is recognized on the accrual basis. Discounts and premiums on securities purchased are amortized over the life of the respective security. Realized gains and losses are determined on the identified cost basis.
  Distributions to Shareholders - Distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date.
  Income Tax Status - No provision for income taxes is included in the accompanying financial statements as the Company regularly distributes to shareholders its taxable investment income and realized gains under provision of the Internal Revenue Code applicable to regulated investment companies.
  Security Transactions - The Company follows industry practice and records security transactions on the trade date.
  Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
  Cash and Equivalents - The Cash and Equivalents component of portfolio holdings contains no restricted funds. It is comprised of non-restricted collateralized interest-bearing bank account deposits.
  Fair Value Pricing - The Company receives two prices for each security each day from Bloomberg: the last trade price and the evaluation price. Bloomberg calculates the evaluation price on a matrix for lightly traded securities for which the last trade price might no longer be accurate. The Company uses the last trade price if it is on the current day and the evaluation price otherwise.

NOTE C - DISTRIBUTIONS TO SHAREHOLDERS

The tax character of distributions paid during 2006 and 2005 was as follows:

	C/Fund	C/Growth Stock Fund
Year ended December 31, 2006
Distributions paid from:
Ordinary income	$0	$33,623
Qualifying dividend income	16,825	0
Long-term capital gains	0	248,361
	16,825	281,984
Return of capital	0	0
Total distributions to shareholders	$16,825	$281,984

Year ended December 31, 2005
Distributions paid from:
Ordinary income	$0	$45,071
Qualifying dividend income	16,724	0
Long-term capital gains	0	224,931
	16,724	270,002
Return of capital	0	0
Total distributions to shareholders	$16,724	$270,002

Notes to Financial Statements

C/FUNDS GROUP, INC.
C/FUND AND C/GROWTH STOCK FUND
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE D - TAX BASIS COMPONENTS OF DISTRIBUTABLE EARNINGS

As of December 31, 2006, the components of distributable earnings (accumulated losses) on a tax basis were as follows:

	C/Fund	C/Growth Stock Fund
Undistributed ordinary income	$256	111
Capital loss carryforwards	(140,613)	0
Undistributed long-term capital gains	0	43
Unrealized appreciation (depreciation)	799,475	211,521
	$659,118	$211,675

The following is the amount and expiration date of capital loss carryforwards for C/Fund. There is no capital loss carryforward for C/Growth Stock Fund.

FUND	EXPIRATION BREAKDOWN
	AMOUNT	DATE
C/Fund	$90,292	2009
	50,321	2011
	$140,613

NOTE E - INVESTMENT ADVISORY AGREEMENT

Each fund has a written agreement (the Agreements) for management and investment advisory services with Omnivest Research Corporation (the Advisor) which is owned 100% by Trust Companies of America, Inc. (TCA), which is controlled by the Company's President and his family. The Agreements provide for advisor fees to be computed on the average daily net asset value. Under terms of the agreements, each Fund's total expenses cannot exceed 2% of the Fund's average net asset value in any one year. Expenses in excess of 2% shall be paid by the Advisor. Annual percentage rates provided by the Agreements in computing investment advisory fees and the fees incurred in 2006 are as follows:

FUND	ANNUAL % RATE	INVESTMENT ADVISORY FEES
C/Fund	1.0	$37,225
C/Growth Stock Fund	1.0	$20,658

In 2006, total expenses for C/Fund and C/Growth Stock Fund exceeded the 2% limit by $18,312 and $9,881, respectively. These amounts have been recorded as a receivable and as an expense waiver by the respective Fund.

NOTE F - CAPITAL SHARE TRANSACTONS

As of December 31, 2006 and 2005 there were 5,000,000 shares of $0.001 par value capital shares authorized. Transactions of the Funds in capital stock were as follows:

	C/Fund	C/Growth Stock Fund
Year ended December 31, 2006
Shares sold	17,587	34,013
Reinvested distributions	880	12,857
Shares redeemed	(29,757)	(13,590)
Net (decrease) increase	(11,290)	33,280

Year ended December 31, 2005
Shares sold	22,468	15,556
Reinvested distributions	999	11,730
Shares redeemed	(53,172)	(10,012)
Net (decrease) increase	(29,705)	17,274

Notes to Financial Statements

C/FUNDS GROUP, INC.
C/FUND AND C/GROWTH STOCK FUND
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE G - INVESTMENT TRANSACTIONS

Purchases and sales and accumulated gross unrealized appreciation and depreciation of investment securities during 2006 and the tax cost of investment securities at December 31, 2006 were as follows:

	C/Fund	C/Growth Stock Fund
Common Stock
Purchases	291,218	3,693,350
Sales	238,387	3,753,183

U. S. Government Obligations
Purchases	49,927	0
Sales	100,000	0

Gross unrealized appreciation in securities	870,435	223,395
Gross unrealized depreciation in securities	(70,960)	(11,874)
Net unrealized appreciation in securities	799,475	211,521

Tax Cost	$3,111,538	$1,624,165

NOTE H - TRANSACTIONS WITH AFFILIATES

In addition to the investment advisory fees discussed in NOTE E, the Funds pay fees to other related entities, all of which are 100% owned by TCA, primarily for custodianship of assets and computer processing and programming. Total fees paid to TCA subsidiaries for services other than investment advising aggregated approximately $24,000 for 2006.

The number of shares held by the President of the Company, employees of the Advisor, and other affiliated persons (including any related or unrelated shareholder who is a beneficial owner of 5% or more of a fund series) at December 31, 2006 are as follows:

FUND	SHARES	VALUE
C/Fund	12,230	$219,032
C/Growth Stock Fund	35,721	$430,436

NOTE I - MARKET RISK

The Company is exposed to market risk on the amount invested in marketable securities. The maximum amount of loss the Company would incur is limited to the amount recorded in the 2006 financial statements. The Company does not hold any collateral on the marketable securities. This exposure to risk is customary for all entities which have invested in financial instruments.

NOTE J - BROKER ALLOCATIONS

The placement of orders for the purchase and sale of portfolio securities is made under the control of the Advisor, subject to the overall supervision of the Board of Directors.

Management Information

C/FUNDS GROUP, INC.
C/FUND AND C/GROWTH STOCK FUND
MANAGEMENT INFORMATION
December 31, 2006

Following are the names, duties, and affiliations of the Officers of the Company and the members of the Company's Board of Directors.

Name, Age and Address	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held
Non-Interested Directors
D. Bruce Chittock (72) 19625 Cats Den Road Chagrin Falls, OH 44023	Chairman, Board of Directors	Term: 1 year Service: 9.5 years	Industrial Engineer, Equipment for Industry, Inc., Cleveland, OH; Retired.	N/A	None
R. Scott Thompson (44) 525 Bayview Parkway Nokomis, FL 34275	Director	Term: 1 year Service: .8 years	Dentist	N/A	None
James R. Woods (65) 609 Madrid Avenue Venice, FL 34285	Director	Term: 1 year Service: 1.8 years	Educator, Education Administrator; Retired. Council Member, City of Venice, FL.	N/A	None
Interested Directors
(1)(2) Roland G. Caldwell, Jr. (39) 3320 Hardee Drive Venice, FL 34292	Director and President	Term: Director, 1 year Term: Officer, N/A Service: 13.8 years	Officer, Trust Companies of America, Inc., currently Pres.; Officer, Caldwell Trust Co., currently Pres., Treas. and Trust Officer; Officer, Omnivest Research Corp., currently Pres.	N/A	None
(1)(2) Deborah C. Pecheux (49) 1911 Oakhurst Parkway Sugarland, TX 77479	Director	Term: 1 year Service: 14.0 years	VP, CareVu Corporation (claim management and electronic services software company).	N/A	None
Other Non-Interested Personnel
Lyn B. Braswell (54) 1393 Mustang Street Nokomis, FL 34275	Secretary and Fund Administrator	Term: N/A Service: 12.7 years	C/Funds Group, Inc.; Caldwell Trust Co., Asst. Trust Officer; Trust Companies of America, Inc.	N/A	None
(1) Interested persons under the 1940 Act.

(2) Mr. Caldwell and Ms. Pecheux are siblings.

The Company's Statement of Additional Information (SAI) contains more information about the Company's Directors. To obtain a free copy of the SAI, call 800-338-9477.

Proxy Voting

To obtain a free copy of the Company's proxy voting policy and procedures, call 800-338-9477. You can also call the same number to obtain a free copy of how the Company voted proxies related to Fund portfolio securities during the most recent 12-month period ending June 30.

Approval of Investment Advisory Agreement

At a meeting held on April 14, 2006, the Board (including the independent Board members) considered and approved the continuance of the Investment Advisory Agreement for the period of May 1, 2006 through April 30, 2007. At that meeting the Board received detailed information regarding Fund performance for fiscal year 2005 and for the quarter ending March 31, 2006. That information, along with Fund performance information provided at each regular Board meeting throughout the year formed the basis for the Board's determinations. Following is a summary of the factors that were considered.

  The nature and quality of the services provided by the Advisor. The qualifications and experience of the Advisor's personnel and the prior relationship between the Advisor and the Company were considered. Given the size of the Funds and the efforts required to manage the portfolios, it was determined that the services provided were well-suited to the needs of the Funds and that the Advisor's personnel were capable of dependably providing those services.

  The performance of the funds. Total returns for each Fund were reviewed as of the last fiscal year-end 2005 for one, five, and ten year periods before taxes, after taxes on distributions, and after taxes on distributions and sale of fund shares. Additionally, total returns were reviewed for the first quarter of 2006. Comparative returns for the five year period of 2001 through 2005 for the Dow Jones Industrial Average, S&P 500 Index, NASDAQ Composite, and the Lipper International Index were also considered. Returns for comparable funds as derived from Morningstar were reviewed for the eleven year period of 1995 through 2005. It was concluded that Fund performance was acceptable in light of these comparisons.

  The reasonableness of the compensation payable to the Advisor. In considering the advisory fee, factors included that the fee has remained unchanged at 1% since inception. Additionally, the Advisor has always borne responsibility for the expenses of "interested" directors and has committed to bear any loss that might be incurred by the Company as a direct result of any purchase failure. The Advisor and its parent company TCA have been providing administrative and shareholder services to the Company since inception. In light of these factors, the Advisor's fee was deemed fair and reasonable.

  Each Fund's expense ratio. In all cases the Advisor has limited expenses to the Funds to not more that 2%. When expenses have exceeded that limit, the Advisor has waived an amount of its fees sufficient to reduce total expenses to the 2% level. This commitment from the Advisor has enabled the expense ratios of the Funds to be considered stable and reasonable to the benefit of the Funds and their shareholders.

No single factor determined the Board's decision to approve the continuance of the Investment Advisory Agreement, but rather the directors based their determination on the total mix of information available. Considering all the factors in their totality, the Board concluded that the advisory arrangements were fair and reasonable and that continuance would be in the best interests of the Funds and their shareholders.

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Report Of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
C/Funds Group, Inc.

We have audited the statements of assets and liabilities, including the schedules of investments, of C/Funds Group, Inc. comprising the C/Fund and C/Growth Stock Fund portfolios (the Company) as of December 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2006, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the C/Fund and C/Growth Stock Fund portfolios as of December 31, 2006, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida

February 12, 2007

Investment Advisor
Omnivest Research Corporation
201 Center Road, Suite Two
Venice, FL 34285
(941) 493-3600

Custodian
Caldwell Trust Company
201 Center Road, Suite Two
Venice, FL 34285
(941) 493-3600

Auditors
Gregory Sharer & Stuart, P.A.
Certified Public Accountants
100 Second Avenue South, Suite 600
St. Petersburg, FL 33701-4383
(727) 821-6161

This report has been prepared for the information of shareholders of the Funds and is not authorized for distribution to Investors unless preceded or accompanied by an effective Prospectus which includes information regarding the Funds' objectives, policies, management, records, and other information.